                                                                    EXHIBIT 12.1
                              FOUNTAIN VIEW, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)


                                                 YEAR ENDED DECEMBER 31,
                                     ----------------------------------------------------------------            NINE MONTHS ENDED
                                                                 ACTUAL                                            SEPTEMBER 30,
                                     ----------------------------------------------------------------            ----------------
                                                                                                         PRO                PRO
                                                                                                        FORMA              FORMA
                                        1993        1994       1995       1996        1997      1997     1997      1998    1998
                                     --------------------------------------------------------------------------------------------
Income (loss) before income taxes
 and extraordinary item.............   $2,510      $4,594     $2,640     $3,878      $5,563    $(7,276) $4,127   $ 2,036  $    18

Fixed charges:
 Interest expense...................      307         355        332        278       1,164     23,324     497    12,089   17,069
 Portion of rent representing
  interest..........................    1,334       1,339      1,315      1,299       1,258      2,251     944     1,463    1,704
                                     --------------------------------------------------------------------------------------------
Total fixed charges.................    1,641       1,694      1,647      1,577       2,422     25,575   1,441    13,552   18,773
                                     --------------------------------------------------------------------------------------------
Income (loss) before income taxes,
 extraordinary item and fixed
 charges............................   $4,151      $6,288     $4,287     $5,455      $7,985    $18,299  $5,568   $15,588  $18,791
                                     ============================================================================================
Ratio of earnings to fixed charges..      2.5         3.7        2.6        3.5         3.3         (1)    3.9       1.2      1.0

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(1) Earnings were insufficient to cover proforma fixed charges by $7,276 for the year ended December 31, 1997.